Exhibit 10.2
2025 NOTICE OF AWARD OF RESTRICTED SHARE UNITS

Director:	###PARTICIPANT_NAME###

Grant Date:	###GRANT_DATE###
Restricted Share Units granted hereby:	###TOTAL_AWARDS###
Vesting Schedule:	August 31, 2025 November 30, 2025 February 28, 2026 May 31, 2026

[Converted Cash Retainer]

2025 Director Restricted Share Unit Agreement
This 2025 Director Restricted Share Unit Agreement (the “Agreement”), by and between Jackson Financial Inc., a Delaware corporation (the “Company”), and the Director whose name is set forth on the Notice of Award hereto (the “Director”), is entered into pursuant to the Jackson Financial Inc. 2021 Omnibus Incentive Plan (the “Plan”) and is dated as of the date it is accepted and agreed to by the Director in accordance with Section 6(o). Capitalized terms that are used but not defined herein shall have the meanings given to them in the Plan.
Section 1.Grant of Restricted Share Units. The Company hereby evidences and confirms its grant to the Director, effective as of the date set forth on the Notice of Award hereto (the “Grant Date”), of the aggregate number of Restricted Share Units set forth on the Notice of Award hereto (the “Restricted Share Units”), as satisfaction of the cash portion of the Director’s annual fee for the current year, in accordance with the Director’s election to receive an equity grant in lieu of his or her cash compensation payment. The Restricted Share Units granted hereunder are subject to the terms and conditions of the Agreement and the Plan, which are incorporated by reference herein, subject to Section 6(f) below.
Section 2.Vesting of Restricted Share Units.
(a)Generally. Except as otherwise provided herein, the Restricted Share Units granted hereunder shall vest, if at all, in substantially equal installments on the vesting dates as set forth on the Notice of Award (each, a “Vesting Date”), subject to the Director’s continued service as a member of the Board through such date. Vested Restricted Share Units shall be settled as provided in Section 3 of this Agreement.
(b)Effect of Termination of Service. Upon the Director’s termination of service from the Board prior to the final Vesting Date, a pro rata amount of the outstanding unvested Restricted Share Units shall vest as of the date of such termination (the “Termination Date”), based on the period of the Director’s service on the Board during the vesting period. If, however, the Director’s service on the Board is terminated prior to the final Vesting Date due to (i) the Director’s death or Disability, or (ii) the Director’s resignation from the Board as a requirement of his or her service in a governmental position, then all outstanding unvested Restricted Share Units shall vest as of the Termination Date. Notwithstanding the foregoing, should the Director’s service on the Board be terminated for Cause, then all of the Director’s unvested Restricted Share Units shall be automatically forfeited as of the Termination Date.
(c)Effect of a Change in Control. In the event of a Change in Control, the treatment of any unvested Restricted Share Units shall be governed by Article XIV of the Plan.
(d)Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Compensation Committee of the Board (the “Administrator”), in its sole discretion, may accelerate the vesting with respect to any unvested Restricted Share
-A1 of A5-

Units under this Agreement, at such times and upon such terms and conditions as the Administrator shall determine.
Section 3.Settlement of Restricted Share Units.
(a)Timing of Settlement. Subject to Section 6(a), any outstanding Restricted Share Units that become vested shall be settled into an equal number of shares of Company Common Stock on a date selected by the Company that is within thirty (30) days following the date on which the Director’s services on the Board terminate (the “Settlement Date”).
(b)Mechanics of Settlement. On the Settlement Date, the Company shall electronically issue to the Director one whole share of Company Common Stock for each Restricted Share Unit that is vested, and, upon such issuance, the Director’s rights in respect of such Restricted Share Unit shall be extinguished. In the event that there are any fractional Restricted Share Units credited to the Director’s account as of such Settlement Date, such fractional Restricted Share Units shall be settled in cash on or within 30 days following such Settlement Date. No fractional shares of Company Common Stock shall be issued.
Section 4.Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Director may not sell the shares of Company Common Stock acquired upon settlement of the Restricted Share Units unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares must also comply with other applicable laws and regulations governing the Company Common Stock, and the Director may not sell the shares of Company Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.
Section 5.Restriction on Transfer; Non-Transferability of Restricted Share Units. The Restricted Share Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise). Any purported transfer in violation of this Section 5 shall be void ab initio.
Section 6.Miscellaneous.
(a)Dividend Equivalents. Unless otherwise determined by the Administrator, in the event that the record date for an ordinary dividend cash payment on a share of Company Common Stock occurs following the Grant Date and prior to the Settlement Date, a Dividend Equivalent shall be credited to the account of the Director in respect of each outstanding Restricted Share Unit, in an amount equal to the amount of such cash dividend. The dollar value of each such Dividend Equivalent shall be deemed reinvested in additional Restricted Share Units, based on the closing market price of a share of Company Common Stock reported for the date the corresponding dividend is payable to shareholders. The settlement of
-A2 of A5-

any additional Restricted Share Units so credited shall be deferred until the settlement of the underlying Restricted Share Units to which they relate. In the event that a Dividend Equivalent is credited prior to the Vesting Date, the additional Restricted Share Unit(s) into which the Dividend Equivalent is deemed reinvested shall not be payable unless the related Restricted Share Units (or portion thereof) vest and shall be forfeited to the extent that the related Restricted Share Units (or portion thereof) are forfeited. Any fractional Restricted Share Units credited to the Director’s account as of such Settlement Date shall be settled in cash on or within thirty (30) days following such Settlement Date.
(b)Applicability of Section 409A of the Code. To the extent that the Restricted Share Units constitute deferred compensation subject to Section 409A of the Code, references in this Agreement to “termination of the Director’s services on the Board” and corollary terms shall mean the Director’s “separation from service” within the meaning of Section 409A of the Code and related regulations.
(c)Authorization to Share Personal Data. The Director authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Director to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.
(d)No Rights as Shareholder; No Voting Rights. Except as provided in Section 6(a), the Director shall have no rights as a Shareholder of the Company with respect to any shares of Company Common Stock covered by the Restricted Share Units prior to the issuance of such shares of Company Common Stock.
(e)No Right to Continued Service; Discretionary Nature of Plan. Nothing in this Agreement shall be deemed to confer on the Director any right to continue in the service of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such service at any time. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Share Units pursuant to this Agreement does not create any contractual right or other right to receive any Restricted Share Units or other Award in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Director’s membership on the Board.
(f)Interpretation. The Administrator shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Agreement. Any determination or interpretation by the Administrator under or pursuant to the Plan or this Agreement shall be final and binding and conclusive on all persons affected hereby. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.
-A3 of A5-

(g)Forfeiture of Awards. The Restricted Share Units granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Director or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.
(h)Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Share Units evidenced hereby, the Director hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Director pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Share Units via Company website or other electronic delivery.
(i)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(j)Waiver; Amendment.
(i)Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(ii)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Director and the Company; provided that the Company may unilaterally amend this Agreement to the extent necessary to comply with applicable law, rule or regulation.
-A4 of A5-

(k)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Director without the prior written consent of the Company.
(l)Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Michigan, without reference to principles of conflict of law that would require application of the law of another jurisdiction.
(m)Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6(m).
(n)Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(o)Acceptance of Restricted Share Units and Agreement. The Director has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Director by or on behalf of the Company. The Director acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Restricted Share Units under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Director and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Director’s confirmation, consent, signature, agreement and delivery of this Agreement and the Restricted Share Units is legally valid and has the same legal force and effect as if the Director and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

-A5 of A5-